SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of Claims (“Agreement”) is made by and between NTN BUZZTIME, INC. on behalf of itself and its affiliates (“Buzztime” or “the Company”) and David Miller (“Employee”) with respect to the following facts:

A. Employee is employed by the Company in a Senior Vice President of Marketing role. Employee’s employment with the Company will terminate effective December 1, 2017.

B. The Company wishes to assist Employee’s transition to other employment. To facilitate this transition, the Company is offering Employee a severance payment as described below provided Employee executes this Agreement within 21 days after receipt of this Agreement, does not exercise the right to revoke it, and remains in compliance with its terms.

C. This Agreement is presented to Employee on December 1, 2017.

Company and Employee agree:

1. Severance Payment. In exchange for Employee’s agreement to, and compliance with, the terms of this Agreement, the Company shall provide Employee with the following:

1.1 The Company will pay Employee a severance payment equivalent to 4 (four) weeks normal wages to which the Employee is not otherwise entitled, in the gross amount of $16,923.07 less all appropriate federal and state tax withholdings (the “Severance Payment”). Employee agrees that this Severance Payment is adequate consideration for the promises and representations made in this Agreement. The Severance Payment will be made in a lump sum on the first payday that is at least five business days following the Effective Date as defined in paragraph 6.4 below.

2. General Release.

2.1 Employee unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions and other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, attorneys, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date to the fullest extent permitted by law including, but not limited to, Employee’s employment with the Company, the amount and manner of compensation paid to Employee by the Company, the termination of Employee’s employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with the Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, any claim for penalties, any claim for unpaid wages, commissions, bonuses or other employment benefits, as well as alleged violations of the California Civil Code, the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Age Discrimination in Employment Act, all as amended, and all claims for attorneys’ fees, costs and expenses. However, this release will not apply to claims for workers’ compensation benefits, unemployment insurance benefits, or any other claims that cannot lawfully be waived.

2.2 Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects despite such different or additional facts.

2.3 Employee declares and represents that Employee intends this Agreement to be final, complete, and not subject to any claim of mistake. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

2.4 Employee expressly waives Employee’s right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by Employee or on Employee’s behalf by an administrative agency, related in any way to the matters released herein.

3. California Civil Code Section 1542 Waiver. Employee agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Employee understands that Employee is a “creditor” within the meaning of Section 1542 and that the waiver of rights under Section 1542 means that the release contained in this Agreement extends to rights and claims that Employee is currently unaware of.

4. Representation Concerning Filing of Legal Actions. Employee represents that, as of the date of this Agreement, Employee has not filed any lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the other Released Parties in any court. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein. Employee also agrees that Employee will not voluntarily participate in, be a witness in, be a party to, or otherwise voluntarily involve himself in any claims, potential claim or litigation against Employer Released Parties. Employee further agrees that Employee will not voluntarily assist or encourage in any manner whatsoever any person, party, or litigant, in any claim, potential claim or action, against Employer Released Parties. This will not prevent Employee from responding to a legally issued subpoena.

5. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

6. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

6.1 Employee acknowledges and agrees that he has read and understands the terms of this Agreement.

6.2 Employee is advised that Employee should consult with an attorney before executing this Agreement, and Employee acknowledges that Employee has obtained and considered any legal advice Employee deems necessary, such that Employee is entering into this Agreement freely, knowingly, and voluntarily.

6.3 Employee acknowledges that Employee has been given at least 21 days in which to consider whether or not to enter into this Agreement. Employee understands that, at Employee’s option, Employee may elect not to use the full 21-day consideration period.

6.4 This Agreement shall not become effective or enforceable until the eighth day after Employee signs this Agreement. In other words, Employee may revoke his acceptance of this Agreement within seven days after the date Employee signs it. Employee’s revocation must be in writing and received by the Director, Human Resources of Buzztime by 5:00 p.m. on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven day period, Employee’s acceptance of this Agreement becomes binding and enforceable on the eighth day (“Effective Date”). Employee will notify the CEO in writing on or shortly after the eighth day after he signs this Agreement as to whether Employee revoked the Agreement.

6.5 This Agreement does not waive or release any rights or claims that Employee may have that are based on any facts or events occurring after the execution of this Agreement.

7. Non-Solicitation of Company Employees. For a period of one year following the termination of Employee’s employment with the Company, Employee shall not directly or indirectly solicit, or assist any other person or business entity to directly or indirectly solicit, any Company employee or independent contractor to terminate his or her relationship with the Company, including without limitation, by providing any person or third party any information about Company employees, their duties, contact information, or compensation.

8. Severability. If any provision of this Agreement is determined by a court to be unenforceable, that provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Released Parties will receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the remaining provisions of this Agreement shall remain valid and enforceable to the fullest extent permitted by law.

9. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

10. Confidentiality. In further consideration of the agreements and covenants contained in this Agreement, Employee and Company agree that the terms and conditions of this Agreement, as well as the discussions which led to the terms and conditions of this Agreement (collectively referred to as the “Confidential Information”) shall remain confidential as between the parties and shall not be disclosed to any other person, with the exception of Employee’s tax advisors and attorneys, and Company’s tax advisors, attorneys, corporate officials and managers who have need to know of the settlement because of their duties and responsibilities with Company or as required by applicable law. When released to any such persons or entities, the party releasing the information shall advise the person or entity that the information is confidential and is to remain confidential to the fullest extent possible under the law. Neither the parties nor their counsel will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Information. In addition, Employee understands that any non-disclosure or confidentiality agreements Employee entered into with the Company that contain post-termination obligations of Employee, including but not limited to the Confidentiality and Inventions Agreement executed by Employee on May 3, 2016, shall remain in force in accordance with its terms.

11. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Agreement.

12. General. This Agreement may be executed in counterparts and is binding on all parties when each has signed either an original or copy of this Agreement. The parties agree that this Agreement shall be binding on, and inure to the benefit of him or its successors, heirs and/or assigns. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated: December 1, 2017	By:	/s/ David Miller
David Miller

NTN BUZZTIME, INC.

Dated: December 2, 2017	By:	/s/ Allen Wolff
Allen Wolff, CFO & EVP